As filed with the Securities and Exchange Commission on July 30, 1997
                                                      Registration No. 333-19167
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                 TO FORM S-1 ON
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           Orion Network Systems, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                         52-2008654
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                             2440 Research Boulevard
                                    Suite 400
                            Rockville, Maryland 20850
                                 (301) 258-8101
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------

                              Richard H. Shay, Esq.
                           Orion Network Systems, Inc.
                             2440 Research Boulevard
                                    Suite 400
                            Rockville, Maryland 20850
                                 (301) 258-8101
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                                    Copy to:

                             Steven M. Kaufman, Esq.
                             HOGAN & HARTSON L.L.P.
                           555 Thirteenth Street, N.W.
                             Washington, D.C. 20004
                                 (202) 637-5600
                              --------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and from time to time as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                              --------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                              --------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
                              --------------------

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
                              --------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 697,400 SHARES

                           ORION NETWORK SYSTEMS, INC.

                                  COMMON STOCK



     This Prospectus relates to the possible issuance by Orion Network Systems, Inc. ("Orion" or the "Company") from time to time of up to 697,400 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to the holders of currently outstanding Warrants (as defined below) to purchase shares of Common Stock upon the exercise thereof by such holders and in accordance with a Warrant Agreement (the "Warrant Agreement") relating to the Warrants, dated as of January 31, 1997, between the Company and Bankers Trust Company, as warrant agent (the "Warrant Agent"). The Company offered and sold the Warrants to the public pursuant to a prospectus dated January 28, 1997 as part of an offering (the "Bond Offering") of 445,000 Senior Note Units, each Senior Note Unit consisting  of one 11 1/4%  Senior  Note due 2007 and one  Warrant  to  purchase
0.8463 shares of Common Stock (the "Senior Note Warrants"), and 484,000 Senior Discount Note Units, consisting of one 12 1/2% Senior Discount Note due 2007 and one Warrant to purchase 0.6628 shares of Common Stock (the "Senior Discount Note Warrants" and together with the Senior Note Warrants, the "Warrants"). Each Senior Note Warrant and Senior Note Discount Warrant entitles the holder to purchase 0.8463 or 0.6628 shares of Common Stock of Orion, respectively, at an exercise price of $0.01 per share, subject to adjustment as provided in the Warrant Agreement. Subject to the effectiveness of the Registration Statement of which this Prospectus is a part, the Warrants may be exercised at any time beginning six months after the closing date of the Bond Offering, or July 31, 1997, and prior to the close of business on January 31, 2007. The Senior Note Warrants and Senior Discount Note Warrants will be exercisable to purchase an aggregate of 376,608 and 320,792 shares of Common Stock, respectively, representing approximately 1.372% and 1.169%, respectively (approximately 2.54% in the aggregate), of the Company's outstanding Common Stock on a fully diluted basis as of June 30, 1997.

     The Common Stock is traded on the Nasdaq National Market under the symbol "ONSI." On July 22, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $13.875 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS


                  The date of this Prospectus is July 30, 1997.

                                TABLE OF CONTENTS

The Company................................................................... 2
Risk Factors.................................................................. 6
Use of Proceeds...............................................................15
Plan of Distribution..........................................................15
Experts.......................................................................15
Legal Matters.................................................................15
Available Information.........................................................16
Incorporation of Certain Documents By Reference...............................16
Forward-Looking Statements....................................................17


                                   THE COMPANY

     Orion is a rapidly growing provider of satellite-based communications services, focused primarily on (i) private communications network services, (ii) Internet services and (iii) video distribution and other satellite transmission services. Orion provides multinational corporations with private communications networks designed to carry high speed data, fax, video teleconferencing, voice and other specialized services. The Orion satellite's ubiquitous coverage reaches all locations within its footprint, enabling the delivery of high speed data to customers in emerging markets and remote locations which lack the necessary infrastructure to support these services. The Company also offers high speed Internet access and transmission services to companies outside the United States seeking to avoid "last mile" terrestrial connections and bypass congested regional Internet network routes. In addition, Orion provides satellite capacity for video distribution, satellite news gathering and other satellite services primarily to broadcasters, news organizations and telecommunications service providers. The Company provides its services directly to customer premises using very small aperture terminals ("VSATs").

     The Company commenced operations of Orion 1, a high power Ku-band satellite, in January 1995. As of June 30, 1997, Orion serviced 262 customers through 634 points of service. As of June 30, 1997, Orion's contract backlog was $253.8 million (including $89 million for one pre-launch customer on Orion 3). Substantially all of Orion's current contracts with customers are denominated in U.S. dollars. For the six months ended June 30, 1997, the Company generated revenues of $36.9 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA (as defined below) of $19.2 million, $50.7 million, $17.6 million and $4.5 million, respectively. For the year ended December 31, 1996, the Company generated revenues of $41.8 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA of $36.4 million, $27.2 million, $21.8 million and $0.6 million, respectively. "EBITDA" represents earnings before minority interests, interest income, interest expense, other expense (income), income taxes, depreciation and amortization. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows from operating, investing or financing activities as determined in accordance with GAAP. EBITDA is not a measurement under GAAP and may not be comparable to other similarly titled measures of other companies.

     The Company believes that demand for satellite-based communications services will continue to grow due to (i) the expansion of businesses beyond the limits of wide bandwidth terrestrial infrastructure, (ii) accelerating demand for high speed data services, (iii) growing demand for Internet and intranet services, especially outside the U.S., (iv) increased size and scope of television programming distribution, (v) worldwide deregulation of telecommunications markets and (vi) continuing technological advancements. Satellites are able to provide reliable, high bandwidth services anywhere in their coverage areas and the Company believes that it is well positioned to satisfy market demand for these services.

     The Company launched Orion 1, a high power satellite with 34 Ku-band transponders, in November of 1994. Orion 1 provides coverage of 34 European countries, much of the United States and parts of Canada, Mexico and North Africa. Through arrangements with local ground operators, Orion currently has the ability to deliver network services to and among points in 27 European countries, portions of the United States and a limited number of Latin American countries.

     In July 1996, the Company signed a contract with Matra Marconi Space UK Limited ("Matra Marconi Space"), which was amended and restated in January 1997, for the construction and launch of Orion 2, its second satellite, and in February 1997 commenced construction of that satellite. Orion 2, which will be a high power satellite with 30 Ku-band transponders, will expand the Company's European coverage and extend coverage to portions of the Commonwealth of Independent States, Latin America and the Middle East. Orion 2 will increase significantly the Company's pan-European capacity, currently the area of strongest demand for the Company's services. The Company recently commenced selling services in certain areas of Latin America. Orion 2 is scheduled to be launched in the second quarter of 1999.

     In January 1997, the Company entered into a satellite procurement contract with Hughes Space and Communications International, Inc. for the construction and launch of Orion 3, construction of which was commenced in December 1996. Orion 3, which will be a high power satellite with 33 Ku- band transponders and 10 C-Band transponders, will cover broad areas of the Asia Pacific region, including China, Japan, Korea, India, Southeast Asia, Australia, New Zealand, Eastern Russia and Hawaii. Orion 3's footprint will provide the Company with the ability to distribute programming from the United States via Hawaii to most of the Asia Pacific region. The Company has already taken a number of steps to establish an early market presence in Asia, and has entered into a $89 million lease for eight of Orion 3's transponders. Orion 3 is scheduled to be launched in the fourth quarter of 1998.

     In the aggregate, the footprints of Orion 1, Orion 2 and Orion 3 will cover over 85% of the world's population.

     The Company's principal executive offices are located at 2440 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 258-8101.

RECENT DEVELOPMENTS

     In January 1997, Orion consummated a series of transactions that are described below, including the Exchange, the Merger, the Bond Offering and the Debentures Offering (each as defined below), the acquisition of the remaining minority interest in a subsidiary and certain uses of proceeds of the offerings (collectively, the "Transactions"), all as described more fully in Note 9 to the Consolidated Financial Statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997 (together, the "1996 Form 10-K").

ACQUISITION OF ORION ATLANTIC LIMITED PARTNERSHIP INTERESTS IN THE EXCHANGE

     On January 31, 1997, the Company acquired all of the limited partnership interests which it did not already own in the Company's operating subsidiary, International Private Satellite Partners, L.P. ("Orion Atlantic"), that owns the Orion 1 satellite. Specifically, the Company acquired the Orion Atlantic limited partnership interests and other rights relating thereto held by British Aerospace Communications, Inc., COM DEV Satellite Communications Limited, Kingston Communications International Limited, Lockheed Martin Commercial Launch Services, Inc., MCN Sat US, Inc., an affiliate of Matra Hachette, and Trans-Atlantic Satellite, Inc., an affiliate of Nissho Iwai Corp. (collectively, the "Exchanging Partners").

     Pursuant to a Section 351 Exchange Agreement and Plan of Conversion (the "Exchange Agreement"), the Exchanging Partners exchanged (the "Exchange") their Orion Atlantic limited partnership interests for 123,172 shares of a newly created class of the Company's Series C 6% Cumulative Convertible Redeemable Preferred Stock (the "Series C Preferred Stock"). In addition, the Company acquired certain rights held by certain of the Exchanging Partners to receive repayment of various advances (aggregating approximately $37.5 million). The 123,172 shares of Series C Preferred Stock issued in the Exchange are convertible into approximately 7 million shares of the Company's Common Stock. As a result of the Exchange, certain of the Exchanging Partners became principal stockholders of the Company.

     On January 8, 1997, the Company acquired the only outstanding minority interest in the Company's subsidiary, Asia Pacific Space and Communications, Ltd., from British Aerospace Satellite Investments, Inc. in exchange for approximately 86,000 shares of the Company's Common Stock.

     Consummation of the Transactions resulted in the Company's acquisition of 100% of the equity interests in Orion Atlantic and the Company's other
significant   subsidiaries  and,  therefore,   a  greatly  simplified  corporate
structure.

THE MERGER

     The Exchange was conducted on a tax-free basis by means of a Merger (defined below) that was consummated on January 31, 1997. Pursuant to the Exchange Agreement, Orion Oldco Services, Inc., formerly known as Orion Network Systems, Inc. ("Old Orion"), formed the Company as a new Delaware corporation with a certificate of incorporation, bylaws and capital structure substantially identical in all material respects with those of Old Orion. Also pursuant to the Exchange Agreement, the Company formed a wholly owned subsidiary, Orion Merger Company, Inc. ("Orion Merger Subsidiary"). Pursuant to an Agreement and Plan of Merger, Orion Merger Subsidiary was merged with and into Old Orion, and Old Orion became a wholly owned subsidiary of the Company (the "Merger"). On January 31, 1997, the effective time of the Merger, all of the stockholders of Old Orion received stock in the Company with substantially identical rights to the Old Orion stock they held prior to the effective time of the Merger. Following the Merger, the Company changed its name from Orion Newco Services, Inc. to Orion Network Systems, Inc. and the Company's wholly owned subsidiary, Orion Network Systems, Inc. changed its name to Orion Oldco Services, Inc.

     The Company is the successor issuer to Old Orion and filed a Registration Statement on Form 8-B with the Securities and Exchange Commission on January 31, 1997, to register all the issued and outstanding shares of Common Stock and preferred stock of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is considered the successor to Old Orion for purposes of the Nasdaq National Market and the Company's Common Stock is quoted on the Nasdaq National Market under the trading symbol "ONSI."

FINANCINGS

     On January 31, 1997, the Company completed the $710 million Bond Offering composed of 445,000 Senior Note Units, each of which consists of one 11 1/4% Senior Note due 2007 (a "Senior Note") and one Warrant to purchase 0.8463 shares of Common Stock, and 484,000 Senior Discount Note Units, each of which consists of one 12 1/2% Senior Discount Note due 2007 (a "Senior Discount Note," and together with the Senior Notes, the "Notes") and one Warrant to purchase 0.6628 shares of Common Stock. Interest on the Senior Notes is payable semi-annually in cash on January 15 and July 15 of each year, commencing July 15, 1997. The Senior Discount Notes do not pay cash interest prior to January 15, 2002. Thereafter, cash interest will be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2002.

     On January 31, 1997, the Company also completed the sale of $60 million of its convertible junior subordinated debentures (the "Debentures") to two investors, British Aerospace Holdings, Inc. ("British Aerospace") and Matra Marconi Space. British Aerospace purchased $50 million of the Debentures and Matra Marconi Space purchased $10 million of the Debentures (collectively, the "Debentures Offering"). The Debentures will mature in 2012 and accrue interest at a rate of 8.75% per annum to be paid semi-annually in arrears solely in Common Stock of the Company. The Debentures are subordinated to all other indebtedness of the Company, including the Notes.

     The Company used a portion of the net proceeds of the Bond Offering and Debentures Offering primarily to repay the Orion 1 credit facility and to pre-fund the first three years of interest payments on the Senior Notes. The Company will use the balance of such net proceeds primarily to build and launch Orion 2 and Orion 3.

PRE-CONSTRUCTION LEASE ON ORION 3

     Orion has entered into a contract with DACOM Corp., a Korean communications company ("DACOM"), under which DACOM will, subject to certain conditions, lease eight dedicated transponders on Orion 3 for 13 years, in return for approximately $89 million, payable over a period from December 1996 through seven months following the lease commencement date for the transponders (which is scheduled to occur by January 1999). Payments are subject to refund unless Orion 3 commences commercial operation by June 30, 1999.

ACQUISITION OF TELEPORT EUROPE GMBH

     On March 26, 1997, Orion acquired Teleport Europe GmbH ("Teleport Europe"), a German communications company specializing in private satellite networks for voice and data services. Orion purchased the shares of Teleport Europe held by two German companies, Vebacom GmbH and RWE Telliance AG, now known as o.tel.o., for $8.9 million. Teleport Europe's 1996 revenues were approximately $14 million. The acquisition expanded Orion's customer base by approximately 55 customers, including some of Germany's leading multinational corporations, and added over 200 network service sites (exclusive of broadcast service sites). In addition, Orion acquired Teleport Europe's licenses and operating agreements to provide satellite network services in 40 countries, including 17 countries in which Orion previously did not provide service.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock, which involves a high degree of risk. Statements contained in this Prospectus and in the documents incorporated herein by reference regarding Orion's expectations with respect to Orion 2 and Orion 3, related financings, future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. See "Forward-Looking Statements." The discussions set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in the forward-looking statements. There can be no assurance that Orion's expectations regarding any of these matters will be fulfilled. The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements.

LIMITED OPERATIONS; HISTORY OF LOSSES, EXPECTATION OF FUTURE LOSSES

     From its inception in 1982 through January 20, 1995, when Orion 1 commenced commercial operations, Orion was a development stage company. Accordingly, Orion has limited experience operating its business. Orion has experienced net losses in each fiscal year since its inception, including net losses of approximately $26.9 million and $27.2 million during 1995 and 1996, respectively. On a pro forma basis, giving effect to the Transactions, the Company would have had a net loss of $145.7 million and $133.6 million for 1995 and 1996, respectively. The increase in net loss on a pro forma basis is associated with the depreciation on the step up in the basis of the Orion 1 satellite and the amortization of excess cost over fair value resulting from the acquisition of the Exchanging Partners' partnership interests in Orion Atlantic in the Exchange, the net increase to interest expense as a result of the Transactions, and the elimination of minority interest as a result of the Exchange. See Note 9 to the Consolidated Financial Statements of the Company included in the Company's 1996 Form 10-K. Orion also had a net loss of $26.0 million during the three months ended March 31, 1997. The implementation of Orion's business plan regarding Orion 2 and Orion 3 requires substantial capital for the construction, launch, insurance, financing and start-up costs of those satellites. A substantial portion of these costs has been financed with indebtedness, which will substantially increase interest costs. The Company's negative cash flow (after payments for capital expenditures and interest) has been substantial and net losses and negative cash flows (after payments for capital expenditures and interest) are expected to increase over the next few years.

CAPITAL INTENSIVE BUSINESS; NEED FOR ADDITIONAL CAPITAL

     Based upon its current expectations for growth, the Company anticipates it will have substantial funding requirements over the next three years to fund the costs of Orion 2 and Orion 3, the purchase of VSATs, other capital expenditures and other capital needs. The Company has pre-funded the first three years of interest payments on the Senior Notes out of the net proceeds of the Bond Offering.

     The  in-orbit  delivered  costs of the Orion 2 and Orion 3  satellites  are expected to aggregate approximately $500 million. In addition to the approximately $50 million incurred through the second quarter of 1997, Orion will need to make payments of approximately $50 million, $350 million and $50 million in the remainder of 1997, 1998 and 1999, respectively. These amounts include the Company's estimate regarding the cost of launch insurance based on discussions with potential insurers, although the Company has not received any commitment to provide insurance. The contracts for

Orion 2 and Orion 3 provide firm fixed prices for the construction and launch of those satellites and provide for penalties in event of late delivery by the manufacturer; however, the Company's actual payments could be substantially higher due to any change orders for the satellites, insurance rates, delays and other factors.

     The Company anticipates that its existing cash balances and payments under the DACOM contract will be sufficient to meet substantially all of its capital requirements for the delivery in orbit of Orion 2 and Orion 3. In connection with the Bond Offering, the Company segregated $273 million of the net proceeds to make payments for additional satellites and certain related costs (or to pay interest and principal on the Notes). The Company can also apply to such uses a portion of its working capital of $111.2 million at June 30, 1996. However, there can be no assurance that cost increases for Orion 2 and/or Orion 3 due to change orders, insurance rates or construction delays, among other factors, may not increase the Company's capital requirements or that the Company's growth may not vary from its expectations, resulting in changes in its cash requirements or expected cash position.

     The balance of the Company's funding requirements are dependent upon its growth and cash flow from operations. The Company cannot predict whether its existing resources and cash flows will be adequate to cover its future cash needs. If existing resources and cash flows are not sufficient to cover the Company's future cash needs, the Company will need to raise additional financing. The Company does not have a revolving credit facility or other source of readily available capital. Sources of additional capital may include public or private debt, equity financings or strategic investments. To the extent that the Company seeks to raise additional debt financing, the Notes indentures limit the amount of such additional debt the Company may incur and prohibit the Company from using Orion 1, Orion 2 or Orion 3 as collateral for indebtedness for money borrowed. Moreover, the Company's ability to raise public equity financing may be limited by the registration rights it has granted to certain investors. See "-- Potential Adverse Effect of Shares Eligible for Future Sale." If the Company requires additional financing and is unable to obtain financing from outside sources in the amounts and at the times needed, there would be a material adverse effect on the Company and the value of the Common Stock.

     The foregoing estimates of capital needs do not include any amounts for other possible financing requirements. The Company may from time to time enter into joint ventures and make acquisitions of complementary businesses and is often engaged in discussions or negotiations with regard to such potential joint ventures and acquisitions. Such joint ventures or acquisitions would need to be financed, which would increase the Company's need for additional capital. In addition, Orion intends to replace Orion 1 at the end of its useful life
(expected to be in October 2005). Such replacement likely will require additional financing if the cash flow from Orion's operations is not sufficient to fund a replacement satellite.

SUBSTANTIAL LEVERAGE; SECURED INDEBTEDNESS

     As of June 30, 1997, Orion had approximately $789 million of long-term indebtedness, and was highly leveraged. The accretion of original issue discount on the Senior Discount Notes will substantially increase Orion's liabilities. The Company deposited approximately $134 million in a pledged account to pre-fund the first six scheduled payments of interest on the Senior Notes. However, the Company will need to service the cash interest expense on a very substantial amount of indebtedness (including the Notes) with cash generated by its operations. For 1996 (on a pro forma basis, giving effect to the Transactions) and the six months ended June 30, 1997, the Company had EBITDA of $0.6 million and $4.5 million, respectively, and interest expense of $94.8 million and $40.0 million, respectively.

     The level of the Company's indebtedness could have important consequences to holders of Common Stock, including the following: (i) the ability of the Company to obtain any necessary financing in the future for capital expenditures, working capital, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness will make it more vulnerable to a default and the consequences thereof (such as bankruptcy workout) in the event of a downturn in its business.

RISKS OF SATELLITE LOSS OR REDUCED PERFORMANCE

     Satellite Loss or Reduced Performance. Satellites are subject to significant risks, including launch failure, damage that impairs commercial performance, failure to achieve correct orbital placement during launch, loss of fuel that reduces satellite life, and satellite in-orbit risks. Although Orion 1 has been successfully launched and is in commercial operation, and although Orion maintains satellite in-orbit insurance on Orion 1, any loss in orbit or reduced performance of Orion 1 would have a material adverse effect on Orion. In addition, no assurance can be given that the launch of Orion 2 or Orion 3 will be successful. Although various sources of data permit differing conclusions, Orion is aware of sources indicating that the historical loss rate for all commercial geosynchronous satellite launches may be as high as 15%. Launch risks vary based upon the launch vehicle used. The Delta III launcher to be used for Orion 3 is new and has no significant launch history. Even though the Delta III is based upon earlier Delta launch vehicles, the new technology used in Delta III could affect its launch success rate. A Delta II launch vehicle exploded on January 17, 1997.

     Orion may have to change launch vehicles and could be subject to delays and higher costs of launch insurance if, for example, one of its selected vehicles experiences a launch failure with respect to another satellite. In such event, delays in the launch of one of Orion's satellites could result from the manufacturer's need to investigate the reasons for the failure of the launch vehicle and address any design or manufacturing concerns that are identified. It is not possible to predict the duration of any such potential delays. With respect to the risk of launch failure of Orion's satellites, Orion has an option to purchase an additional satellite (which may be used as a replacement satellite) to be delivered in orbit, in the case of Orion 3, within 12, 15 or 19 months (at Orion's election) after it exercises the option, or, in the case of Orion 2, within 21 1/4 months after it exercises the option. Therefore, an unsuccessful launch of Orion 2 or Orion 3 would involve a delay in revenues for at least one year, and perhaps substantially longer. Any loss or delay of revenue from any of the Company's satellites would have a material adverse effect on the Company and the value of the Common Stock.

     In November 1995, one of Orion 1's components supporting nine transponders of dedicated capacity serving the European portion of the Orion 1 footprint experienced an anomaly that resulted in a temporary service interruption, lasting approximately two hours. Full service to all affected customers was restored using redundant equipment on the satellite. These transponders currently generate a majority of Orion's revenues. Orion believes, based on the data received to date by Orion from its own investigations and from the manufacturer, and based upon advice from Orion's independent engineering consultant, Telesat Canada, that because the redundant component is functioning fully in accordance with specifications and the performance record of similar components is strong, the anomalous behavior is unlikely to affect the expected performance of the satellite over its useful life. Furthermore, there has been no further effect on Orion's ability to provide services to customers. However, in the event that the currently operating component fails, Orion 1 would experience a significant loss of usable capacity. In such event, while Orion would be entitled to insurance proceeds of approximately $47 million and could lease replacement capacity and function as a reseller with respect to such capacity (at substantially reduced gross margins), the loss of capacity would have a material adverse effect on the Company and the value of the Common Stock.

     Limited Insurance for Satellite Launch and Operation. The in-orbit insurance of Orion 1 and the launch and in-orbit insurance for Orion 2 and Orion 3 will not protect the Company against business interruption, loss or delay of revenues and similar losses and may not fully reimburse the Company for its expenditures. In addition, such insurance includes or can be expected to include certain contract terms, exclusions, deductibles and material change conditions that are customary in the industry. Accordingly, an unsuccessful launch of Orion 2 or Orion 3 or any significant loss of performance with respect to any of its satellites would have a material adverse effect on Orion and the value of the Common Stock. Although Orion intends to procure insurance for the construction, launch and insurance costs of Orion 2 and Orion 3, Orion has not obtained any commitment from insurance underwriters to provide launch insurance for Orion 2 or Orion 3. There can be no assurance that such insurance will be available or that the price of such insurance or the terms and exclusions in the actual insurance policy will be favorable to the Company. A failure of one of the launch vehicles selected by Orion prior to the launch of Orion 2 or Orion 3 could substantially increase the cost of launch insurance for Orion.

     Limited Life of Satellites. While Orion 1 is expected to have an orbital life of approximately 10.7 years (through October 2005), and Orion 2 and Orion 3 are expected to have orbital lives of approximately 13 years and 15 years, respectively, there can be no assurance as to the actual longevity of the satellites. A number of factors will affect the useful life of each satellite, including the rate of fuel consumption in achieving correct orbital placement during launch, the quality of its construction and the durability of its component parts. There is a significant possibility that one or more transponders on a satellite may cease to function in accordance with specifications during its estimated useful life and there is no assurance that service could be restored through redundant transponders. In addition, while Orion plans to replace each satellite at the end of its useful life, there can be no assurance that the required financing and regulatory approvals to do so will be available.

LAUNCH OF ORION 2 AND ORION 3 SUBJECT TO SIGNIFICANT UNCERTAINTIES

     Cost Uncertainties. Based on the current designs of and current construction schedules for Orion 2 and Orion 3, the total costs of Orion 2 and Orion 3, including construction, launch, launch insurance, financing costs and start-up expenses, are presently estimated to be approximately $265 million and $275 million, respectively. These costs may increase as a result of changes that may occur during the construction of the satellites or if the cost of insurance exceeds the Company's expectations. There can be no assurance that the actual costs of these satellites will not be materially greater than these estimates. To the extent that actual costs are materially greater than expected, completion of Orion 2 and Orion 3 will likely require substantial additional financing. Failure to raise such financing would have a material adverse effect on Orion and the value of the Common Stock.

     Timing Uncertainties. Orion presently plans to launch Orion 2 in the second quarter of 1999 and plans to launch Orion 3 in the fourth quarter of 1998, based upon the construction and launch schedules set forth in the satellite contracts. To meet these schedules, Orion must receive certain regulatory approvals, finalize the satellite designs and take other necessary steps. Failure to meet the construction and launch schedules could increase the cost of Orion 2 or Orion 3, requiring additional financing. Although the Orion 2 satellite contract and the Orion 3 satellite contract are fixed-price contracts with firm schedules for construction, delivery and launch, there can be no assurance that increases in costs due to change orders or delay will not occur. There can be no assurance that the launch of Orion 2 or Orion 3 will take place as scheduled. Delays in launching satellites are quite common, and a significant delay in the delivery or launch of Orion 2 or Orion 3 would have a material adverse effect on Orion's marketing plan for such satellites, its ability to generate revenue and service its indebtedness and the value of the Common Stock.

     Risks of Proceeding With Construction Prior to Obtaining all Regulatory Approvals for Orion 2 and Orion 3. Orion has commenced construction of Orion 2 and Orion 3 prior to completion of the required consultation with the International Telecommunications Satellite Organization ("INTELSAT") and the European regional satellite facilities consortium ("EUTELSAT") (in the case of Orion 2), receipt of final authority from the U.S. Federal Communications
Commission (the "FCC") (in the case of Orion 2) and completion of the International Telecommunication Union ("ITU") coordination process. Failure to obtain one more necessary approvals in a timely manner would likely have a material adverse effect on the Company. See "Approvals Needed; Regulation of Industry" below.

Risks Relating to Potential Lack of Market Acceptance and Demand; Ground Operations

     Orion's success will depend in part on the continued growth in demand for international private network services, which to date have not been a primary focus of satellite companies, and on Orion's ability to market such services effectively. Marketing will be critical to Orion's success. However, Orion has limited experience in marketing, having commenced full commercial operations only in 1995. Orion's marketing program until recently consisted of direct sales using a U.S.-based sales force, and indirect sales channels, including Exchanging Partner sales representatives, for sales in Europe. During 1996, certain of Orion's indirect sales channels in Europe did not meet expectations, and Orion has supplemented its sales in Europe by significantly increasing its direct sales capabilities in Europe, particularly with respect to sales of private network services, through expansion of its sales force and acquisitions such as the purchase of Teleport Europe in March 1997. However, there can be no assurance that this effort will be successful. Sales of Orion's services generally involve a long-term, complex sales process, and new contract bookings will vary from quarter to quarter. In addition, as an early provider of international network services using VSATs, Orion is subject to the uncertainties associated with the development of new services, including uncertainties regarding customer interest in and acceptance of higher data speed communications, the need to develop and convince customers of the attractiveness of new applications, and customer acceptance of the ability of Orion (as a new market entrant) to provide service. In addition, Orion's operations will continue to depend significantly on Orion's ability to provide ground operations for private network services using ground operators throughout the footprint of Orion's satellites. In the event that its network of ground operators is not maintained and expanded or fails to perform as expected, Orion's ability to offer private network services will be impaired.

RISKS CONCERNING ABILITY TO MANAGE GROWTH

     The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its marketing, operating, financial and accounting systems and to expand, train and manage its employee base and manage its relationships with its local ground operators. For example, Orion is in the process of seeking to integrate a significant number of newly hired direct sales personnel. Furthermore, the Company may from time to time enter into joint ventures and acquire complementary businesses and is often engaged in discussions or negotiations with regard to such potential joint ventures and acquisitions. Such joint ventures and acquired businesses, such as Teleport Europe, would need to be integrated with the Company, which would place an additional burden on the Company's internal systems and its ability to manage its employees and its relationships with its local ground operators. In addition, the Company's ability to attract new orders is subject to substantial variations from quarter to quarter. If the Company fails either to expand in accordance with its plans or to manage its growth effectively, there could be a material adverse effect on its business, growth, financial condition and results of operations and the value of the Common Stock.

POTENTIAL ADVERSE EFFECTS OF COMPETITION

     The international telecommunications industry is highly competitive. In providing international telecommunications services, Orion competes with established satellite and other transmission facilities providers, including INTELSAT, EUTELSAT, PanAmSat and consortia of major telephone carriers operating undersea fiber optic cables. In addition, Orion competes with certain established telephone carriers, such as AT&T, MCI, Sprint, British Telecom, Cable & Wireless, Deutsche Telekom, France Telecom and Kokusai Denshin Denwa, as well as resellers of satellite capacity, such as companies similar to Impsat, in providing private network communications services. Many of these competitors have significant competitive advantages, including long-standing customer relationships, close ties with regulatory authorities, control over connections to local telephone lines and the ability to subsidize competitive services with revenues from services they provide as a dominant or monopoly carrier, and are substantially larger than Orion and have financial resources, experience, marketing capabilities and name recognition that are substantially greater than those of Orion. The Company believes that competition in emerging markets, particularly with respect to private network services, will intensify as dominant and monopoly long distance providers adapt to a competitive environment and large carriers increase their presence in these markets. The Company also believes that competition in more developed markets will intensify as large carriers consolidate, enhance their international alliances and increase their focus on private network services. For example, the pending merger involving MCI and British Telecom may substantially increase the ability of the resulting businesses to provide trans-Atlantic private network services. The ability of Orion to compete with these organizations will depend in part on Orion's ability to price its services at a significant discount to terrestrial service providers, its level of customer support and service, and the technical advantages of its systems.

     The services provided by the Company have been subject to decreasing prices over recent years and this pricing pressure is expected to continue (and may accelerate) for the foreseeable future. Orion will need to increase its volume of sales in order to compensate for such price reductions. Orion believes that customers will increase the data speeds in their communications networks to support new applications, and that such upgrading of customer networks will lead to increased revenues that will mitigate the effect of price reductions. However, there can be no assurance that this will occur. In addition, a large portion of satellite capacity globally is currently used for video distribution. As an increasing portion of satellite capacity is used for providing private network services, prices for these services may decline. Compressed digital video ("CDV"), which substantially increases transmission capacity per channel, is beginning to be used for video distribution. As CDV becomes more prevalent, the supply of effective video capacity could increase significantly, which could result in lower prices.

     The Company is aware of a substantial number of new satellites that are in construction or in the planning stages. Most of these satellites will cover areas within the footprint of Orion 1 and/or the proposed footprints of Orion 2 and Orion 3. As these new satellites (other than replacement satellites not significantly larger than the ones they replace) commence operations, they will substantially increase the capacity available for the provision of services that compete with the Company's services. After a satellite has been successfully delivered in orbit, the variable cost of transmitting additional data via the satellite is limited. Accordingly, absent a corresponding increase in demand, this new capacity can be expected to result in significant additional price reductions. Continued price reductions could have a material adverse effect on Orion and the value of the Common Stock.

APPROVALS NEEDED; REGULATION OF INDUSTRY

     Telecommunications Regulatory Policy. Orion is subject to the U.S. Communications Act of 1934, as amended (the "Communications Act"), and regulation by the FCC (and, to a limited extent, by the U.S. Department of Commerce) and by the national and local governments of other countries.

The FCC regulates terms and conditions of communications services, including among other things changes in control or assignment of licenses. The business prospects of Orion could be adversely affected by the adoption of new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies or regulations, that modify the present regulatory environment or conditions of the licenses granted by the FCC to Orion.

     Additional Regulatory Approvals Needed. The launch and operation of Orion 2 and Orion 3 will require a number of additional regulatory approvals, including the following: (i) approvals of the FCC (in the case of Orion 2); (ii) completion of successful consultations with INTELSAT and, in the case of Orion 2, with EUTELSAT; (iii) satellite "landing" rights in countries that are not INTELSAT signatories or that require additional approvals to provide satellite or VSAT services; and (iv) other regulatory approvals. Obtaining the necessary licenses and approvals involves significant time and expense, and receipt of such licenses and approvals cannot be assured. Although the FCC has conditionally authorized the construction, launch and operation of Orion 2 (subject to completion of an INTELSAT consultation and required showing of ability to finance the construction, launch and operation for one year of the satellite, which requirements generally must be satisfied for final FCC authorization of all FCC satellite licenses), and Orion will apply for certain other approvals for Orion 2 and Orion 3, the FCC authorization for Orion 2 has not become final (since Orion has not yet satisfied the conditions) and most of the other requisite approvals have not yet been obtained. Failure to obtain such approvals would have a material adverse effect on Orion and the value of the Common Stock. In addition, Orion is required to obtain approvals from numerous national and local authorities in the ordinary course of its business in connection with most arrangements for the provision of services. Within Orion 1's footprint, such approvals generally have not been difficult for Orion to obtain in a timely manner, but the failure to obtain particular approvals has delayed, and in the future may delay, the provision of services by Orion. The Orion 1 license from the FCC expires in January 2005. Although Orion has no reason to believe that its licenses will not be renewed (or new licenses obtained) at the expiration of the license term, there can be no assurance of renewal. In addition, Orion will need to comply with the national laws of each country in which it provides services. Laws with respect to satellite services are currently unclear in certain jurisdictions, particularly within the Orion 3 footprint. In certain of these jurisdictions, satellite services may only be provided via domestic satellites. The Company believes that certain of these restrictions may change and that it can structure its operations to comply with the remaining restrictions. However, there can be no assurance in this regard.

     ITU Coordination Process. An international treaty to which the United States and the Republic of the Marshall Islands (through which the Company has applied for the Orion 3 orbital slot) are parties requires ITU coordination of satellite orbital slots. Various non-U.S. governments or telecommunications authorities have commenced coordination procedures pursuant to ITU regulations for proposed satellites at orbital locations and in frequency bands that are in close proximity to those proposed for Orion 2 and Orion 3. Existing satellites and any proposed satellites that are launched prior to Orion 2 and Orion 3 will effectively have priority over Orion's satellites. Orion's proposed use for Orion 2 and Orion 3 conflicts to some extent with the use or proposed use of certain existing or proposed satellites. While Orion believes that it can successfully coordinate the use of the orbital locations and frequency bands proposed for Orion 2 and Orion 3, there can be no assurance that coordination will be achieved. The Company has commenced construction of Orion 2 and Orion 3 prior to completion of ITU coordination and there can be no assurance that ITU coordination will be completed. In the event that successful coordination cannot be achieved, Orion may have to modify the satellite design for Orion 2 or Orion 3 in order to minimize the extent of any potential interference with other proposed satellites using those orbital locations or frequency bands. Any such modifications could increase the cost or delay the launch of the satellites (if significant changes to the satellite are required) and may result in limitations on the use of one or more transponders on Orion 2 or Orion 3, which could affect the amount of revenue realized from such transponders. If interference occurs with satellites that are in close proximity to Orion 2 or Orion 3, or with satellites that are subsequently launched into locations in close proximity before completion of ITU coordination procedures, such interference would have an adverse effect on the proposed use of the satellites and on Orion's business and financial performance. Orion cannot predict the extent of any adverse effect on Orion from any such occurrences.

UNCERTAINTIES RELATING TO BACKLOG

     The Company's current backlog consists of a mix of large and small contracts for private communications networks and transmission capacity for video and other satellite transmission services with a variety of customers. Although many of the Company's customers, especially customers under large and long-term contracts, are large corporations with substantial financial resources, other contracts are with companies that may be subject to business or financial risks affecting their credit worthiness. If customers are unable or unwilling to make required payments, the Company may be required to reduce its backlog figures (which would result in a reduction in future revenues of the Company), and such reductions could be substantial. In 1996, the Company had to remove from its backlog significant contracts with customers. Orion presently anticipates that approximately $217.8 million of its $253.8 million in backlog (as of June 30, 1997) will be realized after 1997. The Company's contracts commence and terminate on fixed dates. If the Company is delayed in commencing service or does not provide the required service under any particular contract, as it has occasionally done in the past, it may not be able to recognize all the revenue it initially includes in backlog under that contract. In addition, the current backlog contains some contracts for the useful life of Orion 1; if the useful life of Orion 1 is shorter than expected, some portion of backlog may not be realized unless services satisfactory to the customer can be provided over another satellite.

TECHNOLOGICAL CHANGES

     Although Orion believes that Orion 1 does employ, and Orion 2 and Orion 3 will employ, advanced technologies, the telecommunications industry continues to experience substantial technological changes. The Company believes that there are numerous telecommunications companies that are seeking ways to improve the data transmission capacity of the existing terrestrial infrastructure. Any significant improvement of such capacity, particularly with respect to copper wire, would have a material adverse effect on Orion. There can be no assurance that other changes will not adversely affect the prospects or proposed operations or expenses of Orion.

RISKS OF CONDUCTING INTERNATIONAL BUSINESS

     The Company's international service contracts are generally denominated in U.S. dollars and those of its Teleport Europe subsidiary are generally denominated in Deutsche Marks. It is possible that the portion of contracts denominated in non-U.S. currencies will increase over time. The vast majority of the Company's costs (including interest and principal of the Notes, other indebtedness and the costs for VSATs, Orion 2 and Orion 3) are denominated in U.S. dollars. Accordingly, an increase in the value of the U.S. dollar relative to other currencies could have an adverse effect on the Company and the value of the Common Stock. International operations are also subject to certain risks, such as changes in domestic and foreign government regulations and telecommunication standards, licensing requirements, tariffs or taxes and other trade barriers and political and economic instability.

DEPENDENCE OF ORION ON KEY PERSONNEL

     Orion's business is dependent on its executive and other officers and other key personnel. Orion presently does not have employment contracts with, or key man life insurance covering, such key officers or other personnel. The loss of key officers or personnel could have an adverse effect on Orion.

CONTROL OF ORION BY PRINCIPAL STOCKHOLDERS

     Executive officers, directors and their affiliates own beneficially approximately 8.0 million shares or approximately 43% of Orion's outstanding voting stock (12 million shares or approximately 46% of the voting stock outstanding on a fully diluted basis). As a result of their stock ownership and, in the case of stockholders with representation on the Board of Directors, the incumbency of directors affiliated with them, such stockholders are and will continue to be in a position to elect the Board of Directors and thereby control the affairs and management of Orion.

RISKS RELATING TO SENIOR PREFERRED STOCK

     At June 30, 1997, the Company has outstanding approximately $16.6 million (including accrued dividends) of Orion Series A 8% Cumulative Redeemable Convertible Preferred Stock and approximately $5.0 million (including accrued dividends) of Orion Series B 8% Cumulative Redeemable Convertible Preferred Stock (collectively, the "Senior Preferred Stock"). Although the holders of the Senior Preferred Stock have agreed not to exercise any such mandatory redemption or repurchase rights while the Notes or the Debentures are outstanding, such holders have the right to require Orion to repurchase the shares of Common Stock received as a result of conversion of the Senior Preferred Stock upon, among other things, certain mergers, changes of control or sales of substantially all the assets of Orion at the pro rata interest of the holders of such stock in the consideration received or, in the case of certain fundamental changes, fair market value; and, beginning in June 1999 such holders have the right to require Orion to repurchase Senior Preferred Stock (and any Common Stock received upon the conversion thereof) at the fair market value (in the case of Common Stock) or liquidation value, including accrued and unpaid dividends (in the case of Senior Preferred Stock). In addition, the documents relating to the Senior Preferred Stock impose certain covenants on Orion, and failure to comply with those covenants could have an adverse effect on Orion.


LIMITATIONS ON PAYING DIVIDENDS ON COMMON STOCK

     Orion has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Orion is not permitted to pay dividends on the Common Stock as long as the Company's preferred stock is outstanding, subject to certain limited exceptions. In addition, the Notes indentures effectively prohibit the payment of cash dividends on the Common Stock for the foreseeable future.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     There are approximately 27.4 million shares of Common Stock outstanding on a fully diluted basis. Orion's current stockholders (other than the Exchanging Partners, British Aerospace and Matra Marconi Space) hold approximately 14.5 million of these shares, all of which are freely transferable without restriction or further registration under the Securities Act, other than the 5.5 million shares held by "affiliates" of the Company, as that term is defined under the Securities Act. The shares held by affiliates are expected to be eligible for sale pursuant to Rule 144 under the Securities Act. The Exchanging Partners, as owners of the Series C Preferred Stock, and British Aerospace and Matra Marconi Space, as owners of the Debentures, own the remaining 11.4 million of such shares of Common Stock, which will be issuable upon conversion of such securities. All of such remaining shares are deemed to be "restricted securities" as that term is defined in Rule 144. However, the Exchanging Partners, British Aerospace and Matra Marconi Space have certain shelf, demand and "piggy-back" registration rights with respect to the Common Stock issuable to them upon conversion, pursuant to which (in the case of the Exchanging Partners) the Company [has filed] [is filing substantially contemporaneously with the date as this Registration Statement of which this Prospectus is a part] a "shelf" registration statement which will cover the registration of certain

Eligible Registrable Securities (as defined to include approximately 25% of the Common Stock issuable to the Exchanging Partners upon conversion of the Series C Preferred Stock). The Company will also be required to file certain additional shelf registration statements for the Exchanging Partners so that they will be able to sell, each quarter, up to 25% of the Common Stock issuable to them upon conversion, on a non-cumulative basis, and certain additional shelf registration statements for the holders of the Debentures. No predictions can be made as to the effect, if any, that sales of Common Stock or the availability of additional shares of Common Stock for sale would have on the market price of such securities. Nevertheless, the foregoing could adversely affect the market prices of the Common Stock and the ability of the Company to raise equity financing.

ANTI-TAKEOVER AND OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Orion's Certificate of Incorporation includes provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of Orion, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. In addition, the Board of Directors has the authority to fix the rights and preferences of and issue shares of preferred stock, which may have the effect of delaying or preventing a change in control of Orion without action by the stockholders. The staggered terms of the Company's Board of Directors could also discourage any potential acquirer. Orion's Certificate of Incorporation also permits the redemption of Common Stock from stockholders where necessary to protect Orion's regulatory licenses. In addition, any change of control of Orion is subject to the prior approval of the FCC.


                                 USE OF PROCEEDS

     The net proceeds from issuances of Common Stock upon exercise of the Warrants will be nominal and are expected to be used as part of the Company's working capital.


                              PLAN OF DISTRIBUTION

     The Company may from time to time issue up to 697,400 shares of Common Stock to the holders of the Warrants upon exercise thereof by such holders and in accordance with the Warrant Agreement. The Company will issue the Common Stock directly or through agents to the holders of the Warrants.


                                     EXPERTS

     The consolidated financial statements of Orion Network Systems, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Orion Network Systems, Inc. Annual Report (Form 10-K and amendment thereto on Form 10-K/A) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C., counsel for the Company.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. In addition, the Company's Common Stock is listed on the Nasdaq National Market (Symbol: ONSI), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     No  person  has  been  authorized  to  given  any  information  or make any representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Common Stock offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of or offer to sell the Common Stock offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company (File No. 000-22085) under the Exchange Act with the Commission and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     3. The Company's definitive proxy statement on Schedule 14A filed with the Commission on April 22, 1997, with respect to the Company's annual meeting of stockholders held on May 22, 1997.

     4. The Company's Current Report on Form 8-K dated February 14, 1997, reporting consummation of the Exchange, and Current Report on Form 8-K dated March 26, 1997, reporting consummation of the acquisition of Teleport Europe.

     5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on January 31, 1997, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that it is modified or superseded by a statement contained (i) in this Prospectus (i.e. where a statement herein modifies or supersedes a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), (ii) in any accompanying Prospectus Supplement relating to a specific offering of Common Stock or (iii) in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company will provide upon written or oral request without charge to each person to whom a copy of this Prospectus is delivered, including beneficial owners, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Richard H. Shay, Esq., the Company's General Counsel, at 2440 Research Boulevard, Rockville, Maryland 20850, telephone number (301) 258-8101.


                           FORWARD-LOOKING STATEMENTS

     Information set forth in this Prospectus, including under the caption "Risk Factors," and incorporated by reference herein contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which statements represent Orion's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Orion's actual operating results and financial position to differ materially. Such forward-looking statements include the following: Orion's projections regarding the continuation of operating losses and net cash flow deficits; Orion's belief and the judgments of its independent engineering consultant, Telesat Canada, regarding the expected performance of the Orion 1 satellite over its useful life, and the effect of such performance on Orion's business; Orion's expectations regarding the period for construction and launch of Orion 2 and Orion 3; Orion's belief that it can overcome uncertainties relating to Orion 2 and Orion 3; Orion's expectations regarding receipt of regulatory approvals, coordination of orbital slots and avoidance of possible interference; Orion's beliefs regarding existing and future regulatory requirements, its ability to comply with such requirements and the effect of such requirements on its business; Orion's belief that it can overcome uncertainties relating to Orion 2 and Orion 3; Orion's expectations regarding receipt of regulatory approvals, coordination of orbital slots and avoidance of possible interference; Orion's beliefs regarding existing and future regulatory requirements, its ability to comply with such requirements and the effect of such requirements on its business; Orion's beliefs regarding the competitive advantages of satellites and of Orion's satellites, strategies and services in particular, both in general and as compared to other providers of services or transmission capacity and other services presently offered or which may be offered in the future; Orion's expectations regarding the growth in telecommunications and the demand for telecommunications services; Orion's beliefs regarding the demand for or attractiveness of Orion's services; Orion's beliefs regarding technological advances and their effect on telecommunications services or demand therefor; Orion's beliefs regarding availability of net operating loss carryforwards; Orion's beliefs regarding its representatives and distributors; Orion's intention not to pay any dividend on the Common Stock in the foreseeable future; Orion's belief that any liability that might be incurred by Orion upon the resolution of certain existing or future legal proceedings not having a material adverse effect on the consolidated financial condition or results of operations of Orion; and the adoption of new accounting releases not being material to its financial condition or results of operations.

     Orion cautions that the above statements are further qualified by important factors that could cause Orion's actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, those set forth in this Prospectus under "Risk Factors" and the following: no assurances regarding the business plan; Orion's history of losses and expectation of future losses; the substantial financial risks and financing requirements; substantial leverage and limits on Orion's ability to raise additional funds; risks of satellite loss or reduced performance; launch of Orion 2 and Orion 3 being subject to significant uncertainties; potential adverse effects of competition; no assurances regarding approvals needed, current or future regulation of the telecommunications industry; no assurances regarding technological changes; risks of conducting international business;
dependence of Orion on key personnel; control of Orion by principal stockholders; risks relating to senior preferred stock; limits on paying dividends on Orion common stock; and anti-takeover and other provisions of the Certificate of Incorporation. See "Risk Factors."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.

Blue Sky Fees and Expenses                                       3,000
Accounting Fees and Expenses                                    15,000
Legal Fees and Expenses                                         10,000
Printing and Engraving Expenses                                  2,000
                                                                ------
          Total                                                $30,000
                                                                ------

ITEM  15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Orion. Orion's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provide that the Company's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Orion's Certificate of Incorporation also provides that, except as expressly prohibited by law, Orion shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Orion (or is or was serving at the request of Orion as a director or officer of another enterprise), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and a manner such person reasonably believed to be in or not opposed to the best interests of Orion, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Orion unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Orion Oldco Services, Inc. ("Old ONSI"). Old ONSI's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Old ONSI and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provide that Old ONSI's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Old ONSI's Certificate of Incorporation also provides that, except as expressly prohibited by law, Old ONSI shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Old ONSI (or is or was serving at the request of Old ONSI as a director, officer, employee or agent of another enterprise), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Orion Network Services, Inc. (formerly known as Orion Satellite Corporation) ("OrionServ"). OrionServ's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to OrionServ and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provides that OrionServ's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     OrionServ's Bylaws provide that, except as expressly prohibited by law, OrionServ shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of OrionServ (or is or was serving any other enterprise at the request of OrionServ), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     OrionNet Finance Corporation. OrionNet Finance Corporation's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to OrionNet Finance Corporation and its stockholders. This provision in the Certificate of
Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of
Incorporation provides that OrionNet Finance Corporation's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     OrionNet Finance Corporation's Bylaws provide that, except as expressly prohibited by law, OrionNet Finance Corporation shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of OrionNet Finance Corporation (or is or was serving any other enterprise at the request of OrionNet Finance Corporation), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Asia Pacific Space and Communications, Ltd. ("APSC"). APSC's Certificate of Incorporation provides that the personal liability of its directors shall be eliminated to the fullest extent provided by Section 7 of Subsection (b) of
Section 102 of the Delaware Code. This paragraph allows for the elimination of all personal liability, provided that liability shall not be eliminated or limited (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     APSC's Certificate of Incorporation also provides that APSC shall indemnify its directors, officers, employees and agents to the fullest extent permitted by
Section 145 of the Delaware Code, as the same exists or may hereafter be amended. Section 145 currently covers expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and a manner such person reasonably believed to be in or not opposed to the best interests of APSC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to APSC unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Orion Network Systems-Asia Pacific, Inc. (formerly known as Orion Asia Pacific Corporation) ("Orion Asia Pacific"). Orion Asia Pacific's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Orion Asia Pacific and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provides that Orion Asia Pacific's directors would remain subject to liability for monetary damages
(i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Orion Asia Pacific's Bylaws provide that, except as expressly prohibited by law, Orion Asia Pacific shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of Orion Asia Pacific (or is or was serving any other enterprise at the request of Orion Asia Pacific), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     OrionNet, Inc. ("OrionNet").. OrionNet's Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to OrionNet and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provides that OrionNet's directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     OrionNet's Bylaws provide that, except as expressly prohibited by law, OrionNet shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of OrionNet (or is or was serving any other enterprise at the request of OrionNet), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Orion Network Systems-Europe, Inc. (formerly known as Orion Atlantic Europe, Inc.) Orion Network Systems-Europe, Inc.'s Certificate of Incorporation provides that its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to Orion Network Systems-Europe, Inc. and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. In accordance with the requirements of Delaware law, as amended, the Certificate of Incorporation provides that Orion Network Systems-Europe, Inc.'s directors would remain subject to liability for monetary damages (i) for any breach of their duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Code for approval of an unlawful dividend or an unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Orion Network Systems-Europe, Inc.'s Certificate of Incorporation also provides that, except as expressly prohibited by law, Orion Network Systems-Europe, Inc. shall indemnify any person who was or is a party (or threatened to be made a party) to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of Orion Network Systems-Europe, Inc. (or is or was serving at the request of Orion Network Systems-Europe, Inc. as a director or officer of another enterprise), against expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Section 145 of the Delaware Code empowers a corporation incorporated under that statute to indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve in such capacities with another enterprise at its request against expenses, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The power to indemnify shall only exist where such officer, director, employee or agent has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, where such person had no reasonable cause to believe his conduct was unlawful. However, in an action or suit by or in the right of the corporation, unless a court shall determine to the contrary, where such a person has been adjudged liable to the corporation, the corporation shall have no power of indemnification. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise. A Delaware corporation also has the power to purchase and maintain insurance on behalf of the persons it has the power to indemnify, whether or not indemnity against such liability would be allowed under the statute.

     International Private Satellite Partners, L.P. ("IPSP"). The Third Amended and Restated Agreement of Limited Partnership of International Private Satellite Partners, L.P. (the "IPSP Partnership Agreement") provides that neither the general partner (OrionServ) nor any of its affiliates , nor any of their respective partners, officers, directors, employees or agents, shall be liable to IPSP or its limited partners for any losses sustained or liabilities incurred as a result of any act or omission, so long as such conduct does not constitute bad faith, fraud, gross negligence, willful misconduct or breach of any fiduciary duty.

     The IPSP Partnership Agreement also provides that, except as expressly prohibited by law, IPSP shall indemnify OrionServ, its affiliates and their respective partners, officers, directors, employees and agents from any and all expenses, liabilities and losses (including attorney's fees), judgments, fines and amounts paid or to be paid in settlement arising from any claims, demands, actions, suits or proceedings, arising out of or incidental to the business or activities relating to IPSP.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of Orion pursuant to the foregoing provision or otherwise, Orion has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such person in connection with the offering of the Securities (other than for the payment by the corporation of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding), the either corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     Orion has insurance policies which will insure directors and officers against damages from actions and claims incurred in the course of their duties and will insure the corporations against expenses incurred in defending lawsuits arising from certain alleged acts of the directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS.

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION

3.1        Restated Certificate of Incorporation of Orion Network Systems,  Inc.
           (Incorporated by reference to exhibit number 3.1 in Registration Statement on Form 8-B filed with the Commission on January 31, 1997).

3.2        Amended  and  Restated   Bylaws  of  Orion  Network   Systems,   Inc.
           (Incorporated by reference to exhibit number 3.2 in Registration Statement on Form 8-B filed with the Commission on January 31, 1997).

3.3        Certificate  of  Incorporation   of  Orion  Network   Systems,   Inc.
           (Incorporated by reference to exhibit number 3.1 in Registration Statement No. 33-80518 on Form S-1).

3.4 Bylaws of Orion Network Systems, Inc. (Incorporated by reference to exhibit number 3.2 in Registration Statement No. 33-80518 on Form S-1)*

3.5        Certificate of Incorporation of Orion Satellite Corporation. *

3.6        Bylaws of Orion Satellite Corporation. *

3.7 Certificate of Limited Partnership of International Private Satellite Partners, L.P. *

3.8 Form of Third Amended and Restated Agreement of Limited Partnership of International Private Satellite Partners, L.P. *

3.9        Certificate of Incorporation of OrionNet, Inc. *

3.10       Bylaws of OrionNet, Inc. *

3.11       Certificate of Incorporation of Orion Asia Pacific Corporation. *

3.12       Bylaws of Orion Asia Pacific Corporation. *

3.13       Certificate of Incorporation of OrionNet Finance Corporation. *

3.14       Bylaws of Orion Net Finance Corporation. *

3.15       Certificate   of    Incorporation   of   Asia   Pacific   Space   and
           Communications, Ltd. *

3.16       Bylaws of Asia Pacific Space and Communications, Ltd. *

3.17       Certificate of Incorporation of Orion Atlantic Europe, Inc. *

3.18       Bylaws of Orion Atlantic Europe, Inc. *

4.1        Form of Senior Note Indenture and Form of Note included therein.*

4.2 Form of Senior Discount Note Indenture and Form of Note included therein. *

4.3        Form of Collateral Pledge and Security Agreement. *

4.4        INTENTIONALLY OMITTED

4.5 Form of Warrant Agreement, by and between Orion and Bankers Trust Company, and Form of Warrant included therein. *

4.6 Forms of Warrant issued by Orion. (Incorporated by reference to exhibit number 4.1 in Registration Statement No. 33-80518 on Form S-1).

4.7        Forms of  Warrant  issued by Orion to  holders  of  Preferred  Stock.
           (Incorporated by reference to exhibit number 4.2 in Registration Statement No. 33-80518 on Form S-1).

4.8 Forms of Certificate of Designation of Series A 8% Cumulative Redeemable Convertible Preferred Stock, Series B 8% Cumulative
           Redeemable  Convertible  Preferred  Stock and Series C 6%  Cumulative
           Redeemable Convertible Preferred Stock of Orion. (Incorporated by reference to exhibit number 4.3 in Registration Statement No. 333-19795 on Form 8-B filed with the Commission on January 31, 1997).

4.9 Forms of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock certificates of Orion. (Incorporated by reference to exhibit number 4.4 in Registration Statement No. 333-19795 on Form S-4).

4.10 Form of Common Stock Certificate of Orion. (Incorporated by reference to exhibit number 4.5 in Registration Statement No. 333-19795 on Form S-4).

4.11 Form of Warrant issued to DACOM Corp. (Incorporated by reference to exhibit number 4.6 in Registration Statement No. 333-19795 on Form S-4).

4.12 Debenture Purchase Agreement, dated January 13, 1997, with British Aerospace and Matra Marconi Space. (Incorporated by reference to exhibit number 4.7 in Registration Statement No. 333-19795 on Form S-4 of Orion Newco Services, Inc.), as amended as of January 31, 1997 (Incorporated by reference to exhibit 10.4 in Current Report on Form 8-K dated February 14, 1997).

5.1        Opinion of Hogan & Hartson L.L.P. *

8.1 Opinion of Hogan & Hartson L.L.P. with respect to certain tax matters. *

23.1       Consent of Ernst & Young LLP.

23.2 Consent of Hogan & Hartson L.L.P. (included in the legal opinions filed as Exhibits 5.1 and 8.1 hereto).

24.1       Powers  of  Attorney   (included  on  the  signature   pages  of  the
           Registration Statement).

*    Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES.

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the items incorporated herein by reference.

ITEM  17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant further undertakes that:

     For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Common Stock offered therein, and the offering of such Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 16th day of July, 1997.

                                       ORION NETWORK SYSTEMS, INC.


                                       BY: /s/ W. Neil Bauer
                                           -------------------------------------
                                           W. Neil Bauer
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     Know all Men by These Presents, that each individual whose signature appears below constitutes and appoints John G. Puente, W. Neil Bauer and David
J. Frear, and each of them, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any and all related registration statements pursuant to the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                 Title                       Date

/s/ W. Neil Bauer                     Chief Executive              July 16, 1997
-------------------------------     Officer and Director
W. Neil Bauer, President         (Principal Executive Officer)


/s/ David J. Frear                    Chief Financial              July 16, 1997
------------------------------      Officer and Treasurer
David J. Frear, Vice President   (Principal Financial Officer
                                and Principal Accounting Officer)


/s/ Gustave M. Hauser                     Director                 July 16, 1997
------------------------------
Gustave M. Hauser, Chairman

/s/ John V. Saeman                      Director                   July 16, 1997
------------------------------
John V. Saeman


/s/ John G. Puente                      Director                   July 16, 1997
------------------------------
John G. Puente


/s/ Richard J. Brekka                   Director                   July 16, 1997
------------------------------
Richard J. Brekka


/s/ Warren B. French, Jr.               Director                   July 16, 1997
------------------------------
Warren B. French, Jr.


/s/ Sidney S. Kahn                      Director                   July 16, 1997
------------------------------
Sidney S. Kahn


                                        Director                _______ __, 1997
------------------------------
W. Anthony Rice


                                        Director                _______ __, 1997
------------------------------
Robert M. Van Degna


/s/ Barry Horowitz                      Director                   July 16, 1997
------------------------------
Barry Horowitz